Exhibit 3.79
STATE of DEL AWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
of
VHS CHICAGO MARKET PROCUREMENT, LLC
     This Certificate of Formation of VHS Chicago Market Procurement, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

• First:	The name of the limited liability company is VHS Chicago Market Procurement, LLC.

• Second:	The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of its Registered Agent at such address is National Registered Agents, Inc.
     IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed this 8th day of June, 2006.

By:	/s/ Ronald P. Soltman Authorized Person

Name:	Ronald P. Soltman (Type or Print)

State of Delaware Secretary of State Division of Corporations Delivered 05:18 PM 06/09/2006 FILED 05:18 FM 06/09/2006 SBW 060560596 - 4173076 FILE